Exhibit 10.10

Executive Deferred Compensation

Fiscal Year 2007

Deferred

Compensation

Program

Deferred Compensation Program

Broadridge Financial Solutions, Inc. (Broadridge) (“the Corporation”), has adopted the Deferred Compensation Program (“the Program”) to provide a tax-deferred savings opportunity to eligible associates. The Program allows certain individuals the opportunity to defer a portion of their annual bonus on a before-tax basis.

This brochure describes the bonus deferral opportunity for amounts earned in Fiscal Year 2007. Before enrolling, we encourage you to review this material to familiarize yourself with the options and choices available under the Program. For more detailed information, please contact Broadridge Executive Deferred Compensation at (866) 266-4881.

Who is Eligible?

U.S.-based associates in Executive Grade F or above who are eligible to receive a bonus payment on an annual basis are eligible to join the Deferred Compensation Program. In its sole discretion, the Deferred Compensation Program Committee (“the Committee”) may expand the Program to cover associates in different grade levels. In addition, a participant in another Broadridge non-qualified deferral program, or a participant in another unfunded bonus deferral program that is sponsored by an employer acquired in whole, or in part, by Broadridge, and which was maintained for a select group of management or highly compensated associates, may, in the sole discretion of the Committee, be allowed to transfer the participant’s notional account balances under such Program and be a participant in the Program, even though the participant may not be eligible to defer any additional bonus under the Program.

Each year you must complete a new enrollment for the Deferred Compensation Program.

Associates who become eligible during the year, or who were previously eligible, can enroll in the Program each year. Enrollment takes place each year in September. The election you make applies to the bonus earned during the current fiscal year. Each year a new enrollment for the Program must be completed.

New hires who are otherwise eligible for the program have 30 days after the date of hire to enroll for the current fiscal year.

How the Program Works

You can elect to defer the receipt and taxation of up to 100% of your bonus earned each year under the Program. Based on a current understanding of IRS rulings, generally if you are a U.S. resident, no income taxes are due on your compensation deferrals or any investment experience credited to your account in the Program until they are actually paid to you.

Broadridge will match 50% of all deferrals up to a maximum employer contribution of $10,000 per year. Generally, this employer contribution is also exempt from income taxes until it is paid except for Social Security and Medicare taxes which are due upon vesting. Employer matching contributions will be made only on those amounts that are deferred to retirement.

Deferrals and employer matching contributions will be credited to a phantom account (established in your name). The return on your account is recorded monthly and is based on the performance of the model investment funds you select. The value of your account will fluctuate based on the market results for these funds.

Deferred Compensation Program

Significant Considerations

The Deferred Compensation Program, unlike the 401(k) Plan, is not a “qualified” retirement plan. The following summarizes these significant differences:

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The Corporation is fully committed to paying your deferred amounts plus accumulated earnings and employer matching contributions. However, due to the non-qualified nature of the Program, your benefits are not guaranteed and you are considered an unsecured creditor of the Corporation.

•	Upon retirement from the Corporation, your distributions begin according to the distribution alternative you have selected. You cannot further defer the receipt of distributions.

•	Distributions are not eligible for rollover into an IRA or other qualified savings or retirement plan.

The Corporation does not intend to seek a ruling from the IRS regarding the income tax consequences of the Program. However, the Corporation believes that there is substantial reason for excluding the deferred amounts from taxable income until they are actually paid to you. The Corporation does not guarantee the federal or state income tax treatment of the deferred amounts.

How you benefit by participating (Example)

	INSIDE PROGRAM	OUTSIDE PROGRAM
GROSS BONUS	$50,000	$50,000
VOLUNTARY DEFERRAL IN PROGRAM	$50,000	$0
EMPLOYER MATCH IN PROGRAM	$10,000	$0
ESTIMATED CURRENT TAX (at 40%)	$0	$20,000
INVESTMENT OUTSIDE PROGRAM	$0	$30,000
INVESTMENT VALUE AFTER 10 YEARS	$155,625	$53,725
	(10.0% Before Tax Rate of Return)	(6.0% After Tax Rate of Return)
ESTIMATED FUTURE TAX (at 40%)	$62,250	$0
MONEY IN YOUR POCKET	$93,375	$53,725

Rates of return are estimated for illustrative purposes only, and assume investment in the same S&P index fund. The program valuation assumes that the participant has selected to receive distributions upon retirement.

Deferred Compensation Program

Employer Contributions

Broadridge will match 50% of all deferrals up to a maximum employer contribution of $10,000 per year. In order to be eligible for these contributions, three criteria must be met:

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You must contribute the maximum flat dollar limit imposed by the IRS to the Broadridge 401(k) plan. The maximum must be met in the same calendar year (2006) in which the deferral election occurs. In calendar year 2006, the maximum amount is $15,000. Catch-up contributions for associates over age 50 are not considered part of the maximum limit for this purpose.

•	Only funds that are elected to be deferred until retirement will be counted toward the employer match.

•	Participants who were ADP Corporate Officers at the time when the deferral election was made are not eligible to receive the employer matching contribution.

Investment Selection

The funds listed below have been designated to serve as “investments” for your contributions. You may select one or both of these funds for the investment experience of your account (voluntary deferral and employer matching contribution).

•	Fixed Interest Fund: Credited interest, compounded quarterly, based on the communicated interest rate for the fiscal year.

•	Standard & Poors 500 Stock Index Fund: Credited dividends and capital appreciation, if any, as earned. The investments are made in the Scudder Equity 500 Index Fund (Premier Class).

Changes to your most recent fiscal year investment selections are permitted prior to the actual bonus payment / deferral date. At the time of the annual deferral enrollment process, you can review and re-affirm those investment election choices that were made at the beginning of the fiscal year for bonuses that will be paid after the end of the fiscal year. Specific instructions regarding this provision are included in the annual enrollment materials.

Changes to investment selections in existing accounts (i.e., previous years’ deferrals) are not permitted.

Changing your Deferral Election

The percentage of bonus you elect to defer to the Program is irrevocable and cannot be amended.

Vesting

Voluntary participant contributions are fully vested from the date of deferral, and payable based upon the distribution election of the participant (see Timing of Payments, below). Employer matching contributions, if eligible, vest at the earlier of age 55 with ten years of service with Broadridge, or age 65. However, regardless of service, employer contributions will not vest if a participant terminates employment prior to retirement age or retires from Broadridge prior to September 1, 2008.

Employer matching contributions also vest at 100% upon death or permanent disability. These circumstances are not subject to the September 2008 vesting rule.

Benefit Payments

You must elect the timing and form of payment each year when you enroll in the Program. Each year your election will affect that year’s deferral and the earnings associated with it. However, you are entitled to a one-time second election. This second election can be used to extend the timing and/or change the number of installment payments for the receipt of the deferred amounts. The one-time second election must follow these guidelines:

1.	The election must be made in writing, at least 12 months prior to the first distribution date.

2.	You cannot shorten the deferral period to receive any percentage of the scheduled payment earlier than originally elected.

3.	Later elections to change the timing or form of payment must not be given effect until at least 12 months after the original deferral.

4.	The new payment date must be at least five years after the date the payment otherwise would have been made.[1]

All distributions must be triggered by either a set future date or a separation from service.

Timing of payments:

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Retirement: Defined as a voluntary termination of employment with the Corporation that occurs at age 65 or older, or after you attain age 55 and complete ten years of service for the Corporation. Distributions will begin as soon as administratively possible following six months after the effective retirement date.

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Death: In the event of your death, your designated beneficiary will receive your outstanding account balances in a lump sum within ninety days of your death. Your beneficiary may petition the Committee to receive the payments in installments, provided that the requested schedule complies with the election rules defined above.

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Permanent Disability: In the event you become disabled, as defined in Section 409(a) of the Internal Revenue Code (including satisfaction of all applicable waiting periods to receive benefits), your benefit will automatically be paid to you in a lump sum. You may petition the Committee to receive the payments in installments.

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Termination: In the event you terminate employment with the Corporation prior to retirement, your vested benefit will automatically be paid to you in a lump sum no earlier than six months after termination, and as soon as legally and administratively possible following that date. No employer matching contributions and no investment gains on employer contributions will be paid in the result of a pre-retirement termination.

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In-Service: September of any year at least five years after your original deferral. If you leave the Corporation prior to your in-service date you will begin receiving your payment(s) as described in the Termination section above. You cannot select to receive in-service distributions of employer matching contributions, which are only payable upon retirement, death or permanent disability. In addition, employee contributions that are selected for in-service distribution will not be eligible for matching employer contributions.

You can divide your distribution election as you wish between in-service and retirement. For example, you can select to receive 50% of your deferral five years after the date of the deferral, and 50% upon retirement. However, only the portion that is deferred until retirement will be eligible for the employer matching contribution.

[1]	By law, this modified deferral selection can be overridden only for distributions due to death or permanent disability.

Forms of payment are as follows:

•	Lump Sum: A lump-sum payment will be made as soon as legally and administratively possible as defined above in the case of retirement, death, disability, or in-service payment.

A lump sum payment is mandatory if you terminate your employment with the Corporation for any reason other than retirement, death, or disability.

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Installments: If distribution via installments is selected, annual installment payments not to exceed fifteen years in length will be made to you starting as soon as legally and administratively possible. The first installment will be made in accordance with the six-month waiting period and thereafter in the September of each subsequent tax year. Installment selections will not be honored in the case of termination of employment for any reason other than retirement, death, or disability.

Associate Statements

Each quarter, you will receive a statement of your Deferred Compensation Program account. Your statement will show the amount of your deferrals, employer matching contributions, and the investment experience recorded to your account for the period.

Choosing a Beneficiary

We strongly suggest that you designate your beneficiary when you enroll in the Program. To change your beneficiary, please contact Broadridge Executive Deferred Compensation at (866) 266-4881 or visit www.WorldClassExec.com.

Tax Issues

If you are subject to Social Security and Medicare taxes, your entire voluntary deferral will be subject to these taxes at the time of deferral. These taxes will be deducted from your next regular paycheck. The employer matching contributions will be subject to Social Security and Medicare taxes at the time of vesting.

Income tax at the time of deferral:

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Bonuses that are deferred are exempt from federal income tax at the time of the deferral. However, some states do not exempt deferred compensation programs from state income taxes. Please consult with an accountant or tax advisor.

Income tax at the time payments begin:

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At the time of payment of a deferral award, the Corporation is required by law to withhold federal, state, and local income tax on both the principal amount and the investment earnings. It is the Corporation’s understanding that under the current provisions of the Internal Revenue code, installments of a deferred payment, including interest, will be taxable to the participant as ordinary income in the year or years in which such payments are paid. Tax is withheld from the deferred amount paid and from any other payments and/or account balances.

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Should you elect installment payments that are less than ten years, you may be required to pay state income tax at the time of payment to the state where the income was earned, regardless of the state of residence at the time of payment. Please consult with an accountant or tax advisor.